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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                ----------------

                                    FORM 8-A
                         POST-EFFECTIVE AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       INVESTORS FINANCIAL SERVICES CORP.
                       ----------------------------------
             (Exact Name of Registrant as Specified in its Charter)

              Delaware                             04-3279817
---------------------------------            -----------------------------------
(State of Incorporation or                   (IRS Employer Identification
Organization)                                Number)



             200 Clarendon Street, P.O. Box 9130, Boston, 02117-9130
  -----------------------------------------------------------------------------
    (Address of principal executive offices)                    (zip code)


If this form relates to the                 If this form relates to the
registration of a class of                  registration of a class of
securities pursuant to Section 12(b)        securities pursuant to Section 12(g)
of the Exchange Act and is effective        of the Exchange Act and is effective
pursuant to General Instruction             pursuant to General Instruction
A.(c), please check the following           A.(d), please check the following
box. / /                                    box. /X/

         Securities Act registration statement file number to which this form relates: 033-95980

       Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                         Name of each exchange on which
      to be so registered                         each class is to be registered
      -------------------                         ------------------------------
            None                                               N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock

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--------------------------------------------------------------------------------
                                (Title of class)

                 Series A Junior Preferred Stock Purchase Rights
--------------------------------------------------------------------------------
                                (Title of class)


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The Registrant's Registration Statement on Form 8-A (File No. 000-26996)
previously filed with the Securities and Exchange Commission on October 17, 1995 is hereby amended and restated in its entirety as follows:

Item 1.   Description of Registrant's Securities to be Registered.

     The securities to be registered hereunder are: Common Stock, $.01 par value per share (the "Common Stock") and Series A Junior Preferred Stock Purchase Rights (the "Right(s)") of the Registrant. Unless otherwise stated herein, all numbers reflect the two stock splits in the form of a dividend effected by the Registrant in March 1999 and June 2000.

COMMON STOCK

     As of July 31, 2000, there were approximately 29,800,539 shares of the Registrant's common stock, $.01 par value per share (the "Common Stock"), outstanding.

     GENERAL. The Common Stock is not subject to call for redemption. Holders of the Common Stock do not have preemptive rights with respect to any additional shares of the capital stock of the Registrant which may be issued. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of both the Registrant's Series A Junior Participating Preferred Stock, $.01 par value per share (the "Series A Stock"), and any other series of the Registrant's preferred stock, $.01 par value per share (together with the Series A Stock, the "Preferred Stock"), which the Registrant may designate and issue in the future. Currently, there are no shares of Preferred Stock outstanding.

     VOTING RIGHTS. Each holder of Common Stock has one vote in respect of each share of Common Stock held by him or her of record on the books of the Registrant for the election of directors and on all matters submitted to a vote of stockholders of the Registrant. Stockholders are not permitted to cumulate votes in elections of directors.

     DIVIDENDS. The holders of Common Stock are entitled to such dividends as may be declared from time to time by the board of directors of the Registrant out of funds legally available therefore.

     LIQUIDATION. In the event of any dissolution, liquidation or winding up of the affairs of the Registrant, whether voluntary or involuntary, subject to the rights of any class of Preferred Stock outstanding at the time of such dissolution, liquidation or winding up, and after payment of all debts and liabilities of the Registrant, holders of Common Stock shall be entitled to a set liquidation preference and shall then be entitled to receive all of the remaining assets of the Registrant of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

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     AMENDMENT. The rights of holders of the Common Stock may be amended by the vote of seventy-five percent of the voting power of all of the then outstanding shares of the capital stock of the Registrant entitled to vote generally in the election of directors, voting together as a single class.


SERIES A JUNIOR PREFERRED STOCK PURCHASE RIGHTS

     Pursuant to the Registrant's Rights Agreement, dated as of September 25, 1995, as amended on June 17, 1998 and August 15, 2000 (as amended, the "Rights Plan"), each share of the Common Stock has associated with it one-quarter of a Right. Each whole Right entitles the holder to purchase from the Registrant one one-hundredth of a share of Series A Stock, the attributes of which are outlined below, of the Registrant at a price of $540 per one one-hundredth of a share of Series A Stock, subject to adjustment (the "Purchase Price"). The Rights Plan provides for equitable adjustment of the Purchase Price in the event of a stock split, stock dividend, combination or reclassification of the Series A Stock.

     The Rights will be exercisable only if (i) a person or group acquires beneficial ownership of 15% or more of the outstanding Common Stock of the Registrant (an "Acquiring Person"), (ii) a person or group announces a tender offer or exchange offer the consummation of which would result in the beneficial ownership by such person or group of 15% or more of the outstanding Common Stock or (iii) a person owning 10% or more of the Common Stock of the Registrant whose ownership is determined by the Board of Directors to be reasonably likely to cause a material adverse impact on the business or prospects of the Registrant or to pressure the Registrant to take action to benefit such person as opposed to the Registrant is declared by the Board of Directors to be an adverse person (an "Adverse Person") (the earlier of such dates being called the "Distribution Date"). Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Registrant. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. By their terms, the Rights expire on the close of business on August 15, 2005 (the "Final Expiration Date").

     In the event that (i) any person or group acquires 20% or more of the outstanding Common Stock of the Registrant in the aggregate, (ii) a person owning 10% or more of the Registrant's Common Stock is determined by the Board of Directors to be an Adverse Person, or (iii) while there is an Acquiring Person, such person engages in certain self dealing transactions or such person's stock holdings increase by 1% or more due to a recapitalization, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or the Adverse Person, will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two (2) times the aggregate amount of cash consideration paid by a rightsholder to exercise that number of rights required to purchase one share of Series A Stock (the "Purchase Price"), and in the event that, while there is an Acquiring Person, the Registrant is acquired in a business

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combination transaction or 50% or more of its assets are sold, each holder of a
Right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring Registrant which at the time of the transaction will have a market value of two (2) times the Purchase Price.

     At any time after any person becomes an Acquiring Person or an Adverse Person, and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Registrant may cause the Rights (other than Rights owned by such person or group) to be exchanged, in whole or in part, for Common Stock at an exchange rate of four (4) shares of Common Stock per Right.

     The Board of Directors of the Registrant may redeem the Rights in whole at a price of $.01 per Right (the "Redemption Price"), until such time as the Rights are exercisable for shares of Common Stock.

     Prior to the occurrence of a Distribution Date, the Board of Directors may amend the terms of the Rights, with the exception of the Redemption Price, the Final Expiration Date, the Purchase Price or the number of one one-hundredths of a share of Preferred Stock for which a Right is exercisable, each of which terms may not be amended or supplemented at any time. After the occurrence of a Distribution Date, the Board of Directors has a more limited ability to amend or supplement the terms of the Rights, as set forth in the Rights Plan at Section 27.

     The Rights have certain anti-takeover effects, in that they will cause substantial dilution to a person or group that attempts to acquire a significant interest in the Registrant on terms not approved by the Board of Directors.

SERIES A STOCK

     Pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on October 27, 1995, the Board of Directors designated 100,000 shares of the Preferred Stock as shares of Series A Stock. Currently, none of these shares are issued and outstanding.

     GENERAL. The Series A Stock is not subject to call for redemption and is not by its terms convertible into shares of Common Stock. Holders of the Series A Stock do not have preemptive rights with respect to any additional shares of the capital stock of the Registrant which may be issued. The rights, preferences and privileges of holders of the Series A Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Registrant's Preferred Stock that are not shares of Series A Stock and that the Registrant may designate and issue in the future.

     VOTING RIGHTS. Currently, each holder of Series A Stock has four hundred votes in respect of each share of Series A Stock held by him or her of record on the books of the Registrant for the election of directors and on all matters submitted to a vote of

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stockholders of the Registrant. Except as otherwise provided in the Registrant's certificate of incorporation, by law or in any certificate of designations filed regarding the Registrant's Preferred Stock, each holder of shares of Series A Stock, Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     DIVIDENDS. Holders of shares of the Series A Stock are entitled to receive, when, as and if declared by the Board of Directors, quarterly dividends equal to the greater of $1.00 and 400 times the aggregate per share amount of all cash dividends and non-cash dividends paid to holders of the Registrant's Common Stock since the immediately preceding quarterly dividend payment date. In addition, during such periods as the Corporation is in arrears in an amount equal to six quarterly dividends thereon, all holders of Preferred Stock (including the Series A Stock) shall have the right, voting as a class, to elect two Directors.

     LIQUIDATION. In the event of any dissolution, liquidation or winding up of the affairs of the Registrant, whether voluntary or involuntary, and after payment of all debts and liabilities of the Registrant, holders of shares of the Series A Stock shall be entitled to receive $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and shall then be entitled to their ratable and proportionate share of the remaining assets to be distributed once the holders of the Common Stock shall have received a set liquidation preference.

     CONSOLIDATION, MERGER. If the Registrant enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into stock or securities, cash and/or any other property, then in any such case the shares of Series A Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 400 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     AMENDMENT. The rights of holders of the Series A Stock may be amended by the vote of seventy-five percent of the voting power of all of the then outstanding shares of the capital stock of the Registrant entitled to vote generally in the election of directors, voting together as a single class.


Item 2.  Exhibits

         1. Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18,
                  1995).

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         2.       By-laws of the Registrant (Incorporated by reference to
                  Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).

         3. Specimen certificate representing the Common Stock (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).

         4. Rights Agreement, dated as of September 25, 1995, by and between Investors Financial Services Corp. and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).

         5. Amendment No. 1, dated as of June 17, 1998, by and between the Registrant and the first Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q (File No. 000-26996) previously filed with the Securities and Exchange Commission on August 14, 1998) to that certain Rights Agreement, dated as of September 25, 1995, by and between Investors Financial Services Corp. and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18,
                  1995).

         6. Amendment No. 2, dated as of August 15, 2000, by and between the Registrant and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 000-26996) previously filed with the Securities and Exchange Commission on September 25, 2000) to that certain Rights Agreement, dated as of September 25, 1995 and as subsequently amended, by and between Investors Financial Services Corp. and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    INVESTORS FINANCIAL SERVICES CORP.

Date: September 25, 2000            By:
                                        ----------------------------------
                                    Kevin J. Sheehan
                                    President and Chief Executive Officer

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                                  EXHIBIT INDEX

         1. Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18,
                  1995).

         2. By-laws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).

         3. Specimen certificate representing the Common Stock (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).

         4. Rights Agreement, dated as of September 25, 1995, by and between Investors Financial Services Corp. and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).

         5. Amendment No. 1, dated as of June 17, 1998, by and between the Registrant and the first Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q (File No. 000-26996) previously filed with the Securities and Exchange Commission on August 14, 1998) to that certain Rights Agreement, dated as of September 25, 1995, by and between Investors Financial Services Corp. and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18,
                  1995).

         6. Amendment No. 2, dated as of August 15, 2000, by and between the Registrant and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 000-26996) previously filed with the Securities and Exchange Commission on September 25, 2000) to that certain Rights Agreement, dated as of September 25, 1995 and as subsequently amended, by and between Investors Financial Services Corp. and the First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration on Form S-1 (File No. 33-95980) previously filed with the Securities and Exchange Commission on August 18, 1995).